EXHIBIT 18

April 28, 2011

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of PepsiCo, Inc. (the “Company”) for the twelve weeks ended March 19, 2011, and have read the Company’s statements contained in the Basis of Presentation and Our Divisions note to the condensed consolidated financial statements included therein. As stated in the Basis of Presentation and Our Divisions note, the Company changed its method of accounting for certain U.S. inventories from the last-in, first-out (LIFO) method to the average cost method and states that the newly adopted accounting principle is preferable in the circumstances because the average cost method of accounting for all U.S. foods inventories will improve financial reporting by better matching revenues and expenses and better reflecting the current value of inventory. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 25, 2010, nor have we audited the information set forth in the aforementioned Basis of Presentation and Our Divisions note to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP